Exhibit 10.2

June 10, 2011

Mr. Gordon Hardie

Dear Gordon,

We are happy to confirm our offer to you for the position of Managing Director Food and Ingredients, based in Melbourne and reporting to Alberto Weisser, Chairman and CEO Bunge Limited.

This letter summarizes the basic employment terms and conditions of the offer and your acknowledgment and acceptance of them.

Our business takes very seriously its obligations under the Occupational Health and Safety Act, Anti-Discrimination Act and Industrial Relations Act.

1.               Effective Date:  July 1, 2011

2.               Main Responsibilities: A copy of the job description is attached herewith.

3.               Remuneration: Your gross annual base salary will be AUD 475,250 (plus 9% superannuation).  The Company may from time to time review and adjust salaries to reflect the appropriate compensation level for each position and corresponding skill level.  The payment of such salary will be subject to all appropriate income tax and other withholding taxes.

4.               Annual Incentive Program: You will be eligible for consideration for an award under the Company’s annual bonus program.  Your bonus payment will be based on the overall business results attained and your individual performance through the employment period.  Bonuses, if due, are typically paid in the first part of the year following the approval of financial results for the performance year and contingent upon the participant’s continued employment with the Company at the time they are to be paid.

5.               Annual Leave:  You will be entitled to four (4) weeks (20 working days) of paid holidays for each completed year of service.

6.               Long Service Leave:   You will be entitled to long service leave in accordance with the Long Service Leave Act 1992.  The basic entitlement is to nine (9) weeks paid leave for the first ten (10) years of continuous service.

An application for long service leave is to be made not later than 6 months prior to the leave being taken.

7.               Superannuation:  Bunge will make superannuation contributions of 9% of your salary to an eligible choice superannuation fund (complying fund) on your behalf in accordance with the provisions of the Superannuation Guarantee (Administration) Act 1992 (Cwth).

Bunge Agribusiness Australia Pty. Ltd.

ACN: 097 843 582

ABN: 46 097 84358

Est. 15 Aug 2001

Level 1, 99 Coventry Street

South Melbourne, Victoria

Australia 3205

Tel: 61 (0) 3 96860635 Fax: 61 (0) 3 9431 0344

In the event that you do not exercise your right to choose a superannuation fund or if you fail to do so within the prescribed time, the Company will make contributions on your behalf to a Choice of Fund Legislation.

Company superannuation contributions are included as part of your Total Remuneration Package (TRP).

The Company makes no guarantee nor is it required to assure the availability of benefits from any superannuation fund(s).

8.               Termination of Employment: Either party may terminate this contract of service by giving the other party one (1) month notice in writing.

9.               Immediate Termination:

Your employment pursuant to this Agreement may be terminated at any time by summary notice by the Company if you:

a)              commits a serious breach of any of the provisions of this Agreement;

b)             commits any act which amounts to a repudiation of this Agreement;

c)              engages in serious or willful misconduct;

d)             willfully disobeys or willfully neglects to undertake any lawful direction from the Company;

e)              becomes permanently incapacitated by reason of illness or injury from performing the inherent requirements of his position and for the purposes of this clause, incapacity in excess of ninety (90) consecutive days or for an aggregate period of  ninety (90) days in any period of twelve (12) months is deemed to be permanent incapacity;

f)                is charged with any criminal offence which in the opinion of the Company brings the Company into disrepute;

g)             becomes of unsound mind and is unable to perform the inherent requirements of the position;

h)             commits any other act that would enable an employer to summarily dismiss an employee at common law;

and in such cases, you will only be entitled to be paid up to the date on which your employment is terminated.

10.         Return of Property: Upon termination of your employment, you agree to return to the Company, all property and documents belonging to the Company.

11.         Policies and Procedures: The Company has policies and procedures that are formulated for the efficient and fair administration of employment matters.  You agree to comply with any policies and procedures which the Company has or may in the future adopt.

12.         Variation: Any variation of this Agreement will be of no force and effect unless reduced to writing and signed by the parties.

13.         Severability: If any term, agreement or condition of this Agreement or the application of this Agreement to any person or any circumstance is or becomes illegal, invalid or unenforceable, it will be severed and none of the remaining terms, agreements, conditions or applications will be affected.

14.         Occupational Health & Safety:  It is the responsibility of all staff to ensure that their activities are carried out in a safe manner. Observation of any matter that would constitute an unsafe environment must be reported to the management who will rectify the matter or isolate the problem immediately.

15.         Smoking and alcohol policy:  Smoking and the consumption of alcohol are not permitted on the premises during opening hours.

16.         Location/Work Allocation:  You will be based at the business premises of the Company and agree to travel away from such location when required in order to effectively carry out your duties, at the Company’s expense.  In such circumstances, you will receive reimbursement of business expenses reasonably and actually incurred, in accordance with the Company’s expense reimbursement policy.

17.         Governing Law: This Agreement will be governed by and construed in accordance with the laws of the State of Victoria (Australia).

Please refer to the Non-disclosure and Intellectual Property Rights Agreement, which is an integral part of this Assignment Letter.

You are reminded that our agreement includes your promise that:

(i)                   You shall not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose to any third person, whether during or subsequent to your employment with the Company, any trade secrets; customer lists; product development and related information; marketing plans and related information; sales plans and related information; operating policies and manuals; business plans; financial records; or other financial, commercial, business or technical information related to the Company or any subsidiary or affiliate thereof unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by a breach of this Agreement; provided, however, that this limitation shall not apply to any such disclosure made while you are employed by the Company, or any subsidiary or affiliate thereof in the ordinary course of the performance of your duties;

(ii)                For at least eighteen months after the termination of your employment, you shall not attempt, directly or indirectly, to induce any Company agent or employee of the Company, or of any subsidiary or any affiliate thereof to be employed or perform services elsewhere except if you are previously authorized to do so by the CEO of Bunge in writing;

(iii)       For at least eighteen months after the termination of your employment, you shall not attempt, directly or indirectly, to induce any employee or agent of the Company, or of any subsidiary or affiliate thereof to cease providing services to the Company, or any subsidiary or affiliate thereof;

(iv)            Following the termination of your employment, you shall provide assistance to and shall cooperate with the Company or any subsidiary or affiliate thereof, upon its reasonable request, with respect to matters within the scope of your duties and responsibilities during your employment with the Company. (The Company agrees and acknowledges that it shall, to the maximum extent possible under the then prevailing circumstances, coordinate (or cause a subsidiary or affiliate thereof to coordinate) any such request with your other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities). The Company agrees that it will reimburse you for reasonable travel expenses (i.e., travel, meals and lodging) that you may incur in providing assistance to the Company hereunder, plus mutually agreed upon fees.

You promise that except as required by law or unless you have obtained the appropriate written consent of a Company officer, you will not disclose to any person or entity (other than your legal or financial advisors or members of your immediate family, who agree to keep this information strictly confidential) the terms and conditions of this offer.

We are delighted with the possibility of your joining our team in Melbourne. If this letter expresses your understanding of our agreement, your signature below will indicate your acceptance of the terms herein. We would appreciate it if you would return a signed copy to us. If you have any questions do not hesitate to call us.

For Bunge Agribusiness Australia Pty. Ltd.

/s/Min Chia Chang	/s/Chris Aucote
Min Chia Chang	Chris Aucote
Vice President — Human Resources	General Manager

In Agreement:

/s/ Gordon Hardie
Gordon Hardie

Date:	June 10, 2011

NON-DISCLOSURE AND INTELLECTUAL

PROPERTY RIGHTS AGREEMENT

Employee Name:   Gordon Hardie

In the course of my employment I understand that I am likely to become familiar with information, which needs to be confidential for the continued success of the Company and its business; or for the Company to comply with agreements made with third parties.  Accordingly, in consideration of my employment by the Company (or the continuation of my employment as the case may be) and of such compensation as may be paid to me in connection with my employment, I agree as follows:

1.         All information disclosed to me, known by me, or generated by me as a consequence of or through my employment by the Company which is not generally known or accessible to the public, relating to the Company or third parties’ products or activities, including but not limited to lists of customers, information about supplies and services, development activities or programs, manufacturing methods and processes, financial information, information about key projects such as licensing or acquisition projects, whether in writing or not, is confidential and the sole property of the Company. Unless I shall first secure the Company’s written consent on each occasion, I shall not directly or indirectly disclose, use, disseminate, lecture upon or publish, either during or subsequent to my employment, any such secret or confidential information. The same obligation of confidentiality shall apply with respect to any information, which is disclosed to the Company by a third party on a confidential basis.

2.         Upon termination of my employment with the Company all documents, records, notebooks, electronic data, videos, sound recording and similar materials or supports containing confidential information, then in my possession or under my control, whether prepared by others, or myself will be surrendered to the Company.

3.         As used in this agreement, the term “Company” means its predecessor and successor companies, subsidiaries, and all affiliated companies or operations in which it may have an interest whether by stock ownership, joint venture arrangements or otherwise.

4.         My obligations under this agreement in connection with my employment by the Company, and confidential information, records and other materials made available to me during my employment by the Company, shall continue in effect notwithstanding the termination of my employment.

5.         The Company may assign in whole or in part any of its rights pursuant to this Agreement to any third party without my consent. This agreement shall inure to the benefits of the Company and its successors and assigns and be binding upon heirs and/or my executors, administrators, assigns and me.

6.         This agreement is deemed to be effective as of the date of my first employment by the Company.

7.         This agreement shall be interpreted in accordance with the laws of the State of Victoria (Australia) without regard to the choice of law principles of that or any other jurisdiction and shall be subject to the exclusive jurisdiction of the courts of the State of Victoria (Australia). In addition to any other rights or remedies available to the Company for breach of this agreement, the Company shall be entitled to enforcement of the terms of this agreement by court injunction or restraining order.

Date:		Place:

Signature	Gordon Hardie	Bunge Agribusiness Australia Pty Ltd

Alberto Weisser

Chairman and Chief Executive Officer

June 14, 2011

Mr. Gordon Hardie

Dear Gordon,

On behalf of Bunge, I am very happy to confirm our offer for you to join Bunge Limited as the Managing Director Food and Ingredients, based in White Plains, N.Y and reporting directly to me.  Together with your future colleagues, I am looking forward to having you on the team leading this very important area of the Company and helping to further Bunge’s growth and profitability. I know Bunge offers the environment and challenges that you are seeking and I am sure you will enjoy our group.

Effective Date: July 1, 2011

The following terms and conditions apply to your U.S. based employment. Section Seven (7), “Transition Considerations” addresses separate items related to your hiring and the transition period while waiting for a visa.

1.              Base Salary: Your base salary will be $500,000 per annum payable in 24 installments per year.  Your salary will be reviewed to consider relevant market rates during our annual salary review process in March 2012 and annually thereafter.

2.              Annual Incentive Program: You will be eligible for consideration for an award under the Company’s Annual Incentive Program. As Managing Director Food and Ingredients, the “target” of your annual incentive award is 75% of your base salary, with a maximum upward potential of 2.5 times this amount.  Note that the actual annual award will be determined based on your individual contribution during each performance year as well as on the results achieved against select financial metrics. Bonuses, if due, are typically paid in the first quarter of the year following the announcement of financial results for the performance year.

3.              Long Term Incentive Program: You will also be eligible for consideration for awards under the Company’s Equity Incentive Program.  The value of this award is established annually by the Compensation Committee of the Board based on a competitive analysis of Bunge’s peer companies and other factors which impact the business.  Awards are typically granted in the form of stock options and performance based restricted stock units during the first quarter of each year. In 2012, the grant date fair market value of your award will be approximately $900,000.

Note that target amounts as well as the metrics, pay-out formulas and conditions of both the Annual Incentive Program as well as those of the Long-term Incentive Program, may be periodically revised or altered to reflect changing business or market conditions. Should changes occur you will receive appropriate notice.

4.              Benefits: Bunge also offers a competitive package of employee benefits. For your information, listed below in summary format are some features of our key benefits. Please note that, depending on business conditions and competitive environment, the Company reserves the right to change these benefits at any time without a retroactive impact on you. Should you need clarification on any specific item, please contact Vicente Teixeira. Additional information will be sent to you regarding the benefit plans.

a.               Group Medical Coverage:

•                                          Becomes effective on your transfer date.

•                                          Covers all pre-existing conditions.

•                                          Offers a national PPO administered by UnitedHealthcare or by BlueCross/BlueShield.

•                                          The current monthly cost of this program is approximately $124.29 for single coverage, $248.57 for the employee plus one family member and $319.53 for family coverage with deductions taken on a pre-tax basis.

b.              Dental Insurance:

•                                          Offered by Delta Dental. Becomes effective on your date of transfer.

•                                          The current monthly cost of this program is approximately $7.16 for single coverage, $14.32 for the employee plus one family member and $19.98 for family coverage with deductions also taken on a pre-tax basis.

c.               Life Insurance & AD&D:

•                                          Becomes effective on your transfer date.

•                                          Presently, this plan is provided at no cost to you.

•                                          The benefit is two times your annual base salary.  Evidence of insurability is required for coverage in excess of $800,000.

d.              Short Term Disability (STD):

•                                          Becomes effective on your transfer date.

•                                          This program provides disability pay for illnesses or disabilities incurred off the job.

•                                          Presently, the plan is provided at no cost to you.

•                                          The duration of this benefit is up to 26 weeks based on the length of your service.

e.               Long Term Disability (LTD):

•                                          You are eligible to enroll on your transfer date.

•                                          The plan is optional and provided at a cost of $0.36 per $100 of monthly base salary up to a maximum monthly salary of $10,000

•                                          You may elect to obtain coverage paying for the premium on a pre-tax basis (in which case benefits paid will be considered taxable income) or on an after-tax basis (in which case benefits, if paid, will not be taxable).

•                                          When eligible, benefits under this plan will begin after your 26th week of disability.

f.                 Bunge Savings Plan: (401 (k) Plan):

•                                          You are eligible to participate in this plan upon your transfer date.

•                                          Based on the present provisions you may contribute between 1% and 50% (in 1% increments) of your base pay per year on a pre-tax basis — for 2011 these contributions are capped at $16,500.

•                                          Currently, the Company will match $1 for every pre-tax dollar you contribute to the Plan up to 3% of your salary and 50% on contributions made on the next 2% of your salary.

•                                          In addition, participants aged 50 or more can make additional (unmatched) pre-tax contributions.  For 2011, the maximum “catch-up” contribution is $5,500.

•                                          Both Company and your individual contributions are immediately vested.

•                                          You may direct your investments in any combination of the funds offered.

•                                          Hardship withdrawal as well as loan options are available.

g.              Pension Program:  Currently, Bunge also offers a defined benefit pension program. Overall, the program offers a benefit equal to 1% of your final average earnings (of the highest 5 consecutive years) per year of service plus .5% of the amount by which these earnings exceed career average social security wage basis. As a U.S. based member of the Executive Committee of Bunge, you are eligible to participate in the Bunge U.S. Supplemental Executive Retirement Program (SERP) and your “earnings” for purposes of the SERP will be calculated based on your salary earned plus 100% of the annual bonus actually earned effective with your relocation to the U.S.

h.              Perquisite Allowance: As a US-based Executive Committee member you will also receive a flexible perquisite allowance of $9,600 per annum payable in 24 installments per year.

i.                  Vacation: You are eligible for four weeks of vacation per year.

j.                  Holidays: The following ten holidays are currently recognized by the Company:

New Years Day	M.L. King, JR. Day	Presidents Day
Good Friday	Memorial Day	Independence Day
Labor Day	Thanksgiving Day	Day after Thanksgiving
Christmas Day

You will also be eligible for two optional holidays per year.

5.              Relocation:  To ease the transfer process, Bunge will make available to you certain special benefits and facilities. These are:

a)              Relocation Allowance: To compensate for transitional living conditions associated with setting up a new home and the income tax on certain allowances, Bunge will pay you a relocation allowance equal to 3 months base salary ($125,000 gross). If for any reason the move is not completed, this payment must be returned to the Company. Please note this payment is subject to U.S. taxes.

b)              Relocation Services: The Company will pay for relocation services including house hunting trip/air fares for you and your family and school identification/selection services.

c)              Moving Expenses:  Under Bunge’s Relocation Program, Bunge will pay for reasonable and customary expenses incurred related to your move to the New York area, i.e. surface shipment and insurance costs for up to one 40 foot container of personal and household effects from Australia to the US and air shipment and insurance costs for up to 400 lbs.  Please note, we do not cover the insurance costs of unusual/unique antiques, artwork, jewelry and collectibles

d)              Temporary Living:  Also covered by the relocation program are costs associated with temporary living accommodation in the New York area until you are able to move to new permanent housing.  Please note that pets are not accepted in temporary accommodation.  We generally expect temporary living to be completed in approximately 60 days of the transfer.

e)              Apartment Rental: You will be reimbursed for the broker’s commission associated with finding an apartment in the New York area at a rate not to exceed one month’s rent.

f)                Home Purchase Support: You will receive reimbursement for up to 2 points on a home mortgage provided that your home purchase is made within two years of your relocation to the U.S.

g)             Income Tax: You will be provided with income tax counseling and tax return preparation assistance from PriceWaterhouseCoopers for the 2011 tax year.  In addition, you will be tax equalized in the event you experience double taxation on company source income in Australia and the U.S.

Note: The payment or reimbursement of most relocation expenses will be considered taxable income to you.

6.              Severance: In the event your employment is involuntarily terminated by the Company without “Cause,” (as defined below) you will (upon the release of any employment related claims and covenants in form and substance satisfactory to both you and Bunge):

a.   receive a lump sum payment equivalent to 12 months of your then prevailing base salary plus target annual incentive

b.  continue to vest in all unvested time-based restricted stock units mentioned in bullet 3 of section 8 below

c.   receive airfare for you and your family and  the cost of household goods transportation from the U.S. to Australia.

In addition, if the termination is not due to performance, you will also receive a prorated portion of your annual bonus calculated at target level for the year in which the termination occurs.

“Cause” means the termination of a Employee’s employment or service with the Company as a consequence of:

(i)                                     the willful and continued failure or refusal of the employee to substantially perform the duties required of him or her as an employee, consultant or independent contractor of the Company;

(ii)                                  any willful and material violation by the employee of any law or regulation applicable to any business of the Company, or the employee’s conviction of, or a plea of nolo contendere to, a felony, or any willful perpetration by the employee of a common law fraud; or

(iii)                               any other willful misconduct by the employee that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.

7.              Transition: During the visa waiting period, you will be employed by Bunge Agribusiness Australia Pty. Ltd. (Bunge Australia) in Melbourne and will be administered in accordance with the terms and conditions of that entity.  Upon relocation to the US, your employment with Bunge Australia will cease as will the provisions included in your offer letter from Bunge Australia dated June 10, 2011 and you will be employed by Bunge Management Services, Inc in accordance with the terms and conditions of this letter.

8.              Joining Considerations: As additional inducement for you to join Bunge, subject to your continued employment with the Company at the time that vesting occurs or that each payment is to be made, we will:

•                       Pay you a signing bonus of $200,000 payable upon relocation to the U.S.;

•                       Guarantee the 2011 Annual Incentive payment at target or $375,000;

•                       Grant you 9,000 time-based restricted stock units of Bunge upon relocation to the U.S. The time-based stock units will vest at a rate of one third per year on each of the first three anniversaries of the respective grant dates.

This agreement includes your promise that:

(i)                         you shall not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose to any third person, whether during or subsequent to your employment with the Company, any trade secrets; customer lists; product development and related information; marketing plans and related information; sales plans and related information; operating policies and manuals; business plans; financial records; or other financial, commercial, business or technical information related to the Company or any subsidiary or affiliate thereof unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by a breach of this Agreement; provided, however, that this limitation shall not apply to any such disclosure made while you are employed by the Company, or any subsidiary or affiliate thereof in the ordinary course of the performance of your duties;

(iii)                   For at least eighteen months after the termination of your employment, you shall not attempt, directly or indirectly, to induce any Company agent or employee of the Company, or of any subsidiary or any affiliate thereof to be employed or perform services elsewhere except if you are previously authorized to do so by the CEO of Bunge Limited in writing;

(iv)                  For at least eighteen months after the termination of your employment, you shall not attempt, directly or indirectly, to induce any employee or agent of the Company, or of any subsidiary or affiliate thereof to cease providing services to the Company, or any subsidiary or affiliate thereof;

(v)                     Following the termination of your employment, you shall provide assistance to and shall cooperate with the Company or any subsidiary or affiliate thereof, upon its reasonable request, with respect to matters within the scope of your duties and responsibilities during your employment with the Company.  (The Company agrees and acknowledges that it shall, to the maximum extent possible under the then prevailing circumstances, coordinate (or cause a subsidiary or affiliate thereof to coordinate) any such request with your other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities).  The Company agrees that it will reimburse you for reasonable travel expenses (i.e., travel, meals and lodging) that you may incur in providing assistance to the Company hereunder.

(vi)                  You will make your best effort to comply with Bunge’s Share Ownership Guidelines which have been established to better align the interests of senior executives with interests of the shareholders. A summary of the guidelines appear in Attachment A.

This agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without reference to principles of conflict of laws, and may not be amended or modified other than by written agreement executed by the parties hereto or their respective successors and legal representatives. In this manner, any litigation or other proceeding commenced by either party to this or obligations hereunder shall be commenced in the federal or state courts of New York.

Gordon, I am delighted that you will be assuming the Managing Director Food and Ingredients role. If this letter expresses your understanding of our agreement, your signature below will indicate your acceptance of the terms herein.  Should you have any questions do not hesitate to call me.

/s/Alberto Weisser
Alberto Weisser	In agreement:	/s/Gordon Hardie
Chairman and CEO		Gordon Hardie

	Date:	June 14, 2011

Attachment A

BUNGE LIMITED

SHARE OWNERSHIP GUIDELINES

To better align the personal interest of senior management and the Board of Directors with the interests of Bunge’s shareholders, the Board has established share ownership guidelines. The guidelines detail the minimum amount of Bunge common shares senior executives and Board members should hold. The guidelines took effect in 2005, and are required to be met within five years of their effective date or, if later, from when the individual initially joins the Board or is appointed to a covered position.

The guidelines for senior executives are based on a multiple of the executive’s base salary. For Bunge’s Chief Executive Officer, the guideline is five times base salary. For executives reporting directly to the Chief Executive Officer, the guideline is 2.5 times base salary. For non-employee directors, the guideline is four times the annual retainer fee paid by Bunge to its non-employee directors.

Shares deemed to be owned for purposes of the share ownership guidelines include shares owned directly by the executive and the non-employee directors, hypothetical share units held under Bunge’s deferred compensation plans and 50 percent of the difference between the exercise price and the fair market value of Bunge’s common shares for vested, in-the-money stock options. Unvested stock options, unearned performance-based restricted stock units and unvested time based restricted stock units do not count towards achievement of the guidelines.

Senior executives are required to hold 50 percent of the net shares they acquire through Bunge’s long-term incentive plans (such as stock options or restricted stock units) until the guideline is met. Bunge’s non-employee directors must hold 100 percent of the net shares acquired until the guideline is met.